SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ALLIANCE BANKSHARES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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14280 Park Meadow Drive
Chantilly, Virginia 20151
Dear Fellow Shareholders:
     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Wednesday, June 28, 2006, at 10:00 a.m. at the Tower Club, 8000 Towers Crescent Drive, Vienna, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.
     At the Annual Meeting, you will vote on the election of two Class A directors of Bankshares to serve for the next three years. Your Board of Directors supports these individuals and recommends that you VOTE FOR them as directors. You will also vote on the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants for Bankshares for 2006 and on a proposal to amend Bankshares’ Articles of Incorporation to increase the number of authorized shares from 10,000,000 to 15,000,000. The Board of Directors recommends that you VOTE FOR ratification of the appointment of Yount, Hyde & Barbour, P.C. and FOR the amendment of the Articles of Incorporation to increase the number of authorized shares.
     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted. Your vote is important regardless of the number of shares you own!
     We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.
Very truly yours,
Thomas A. Young, Jr.
President and Chief Executive Officer
May 5, 2006

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ALLIANCE BANKSHARES CORPORATION
14280 Park Meadow Drive, Suite 350
Chantilly, Virginia 20151
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, JUNE 28, 2006
     The 2006 Annual Meeting of Shareholders of Alliance Bankshares Corporation (“Bankshares”) will be held at the Tower Club, 8000 Towers Crescent Drive, Vienna, Virginia on Wednesday, June 28, 2006 at 10:00 a.m., for the following purposes:
1.	To elect two Class A directors to the Board of Directors of Bankshares to serve until the 2009 Annual Meeting of Shareholders, as described in the proxy statement accompanying this notice;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	To approve an amendment to Bankshares’ Articles of Incorporation to increase the number of authorized shares from 10,000,000 to 15,000,000; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on May 5, 2006, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Paul M. Harbolick, Jr.
Executive Vice President, CFO &
Secretary
May 5, 2006
IMPORTANT NOTICE
     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked.

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ALLIANCE BANKSHARES CORPORATION
14280 Park Meadow Drive, Suite 350
Chantilly, Virginia 20151
PROXY STATEMENT
2006 ANNUAL MEETING OF SHAREHOLDERS
GENERAL
     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2006 Annual Meeting of the Shareholders (the “Annual Meeting”) of Alliance Bankshares Corporation (“Bankshares”) to be held Wednesday, June 28, 2006, at 10:00 a.m. at the Tower Club, 8000 Towers Crescent Drive, Vienna, Virginia. The approximate mailing date of this proxy statement, accompanying notice, proxy card and annual report is May 12, 2006.
Revocation and Voting of Proxies
     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with Bankshares or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One, FOR Proposal Two and FOR Proposal Three, as set forth in the accompanying notice and further described herein.
Voting Rights of Shareholders
     Only those shareholders of record at the close of business on May 5, 2006, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of Bankshares outstanding and entitled to vote at the Annual Meeting is 4,811,050. Bankshares has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Bankshares common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count as shares present for the purpose of determining the presence or absence of a quorum at the meeting, but will not be included in determining the number of votes cast with respect to such matter.
     If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, in certain circumstances your broker may nevertheless vote your shares. For example, if you do not give instructions to your broker, and your broker is a member of the New York Stock Exchange, under the rules of the New York Stock Exchange your broker can exercise discretionary power to vote your shares with respect to “routine” items, but is not permitted to vote your shares with respect to “non-routine” items. The proposals to elect directors, to ratify the appointment of Yount, Hyde & Barbour, P.C., and to amend Bankshares’ Articles of Incorporation described in this proxy statement are considered “routine” items by the New York Stock

Exchange. Brokers who are not members of the New York Stock Exchange may not be able to exercise discretionary voting with respect to even routine items depending on the rules of the exchange or market of which the broker is a member. Shares that your broker cannot vote on a particular matter because your broker has not received instructions from you are called “broker non-votes.”
     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the most votes at the Annual Meeting (even though less than a majority), will be elected directors; therefore, votes withheld will have no effect.
     Approval of the amendment to Bankshares’ Articles of Incorporation to increase the number of authorized shares from 10,000,000 to 15,000,000 requires the affirmative vote of the holders of more than two-thirds of the shares of common stock entitled to vote on the proposal. Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal.
     Approval of any other matter, such as ratification of the selection of independent accountants, requires more votes cast in favor of the matter than cast against the matter. Therefore, abstentions and broker non-votes will have no effect on whether or not such a matter is approved.
Solicitation of Proxies
     The cost of solicitation of proxies will be borne by Bankshares. Solicitations will be made only by the use of the mail, except that officers and regular employees of Bankshares and the Bank may make solicitations of proxies by telephone or letter, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and Bankshares will reimburse them for their charges and expenses in this connection. We may at our sole discretion engage a proxy solicitor as part of the routine proxy solicitation.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows as of April 14, 2006, the beneficial ownership of Bankshares’ common stock, of the shareholders known to Bankshares to be the beneficial owners of more than 5% of Bankshares’ common stock and who are not also directors or executive officers of Bankshares.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class(1)
Keefe Managers, LLC New York, New York	407,630	(2)	8.47%

Banc Fund V L.P.
Banc Fund VI L.P.
Banc Fund VII L.P.
Chicago, Illinois	349,250	(3)	7.30%

Goldman Sachs Asset Management, L.P. New York, New York	284,246	(4)	5.90%

Wellington Management Company, LLC Boston, Massachusetts	289,600	(5)	6.05%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006 by Keefe Managers, LLC (“Keefe”). According to this Amendment No. 1, as of December 31, 2005, Keefe has sole voting and sole investment power with respect to these shares.

(3)	Based on Schedule 13G/A filed with the SEC on January 27, 2006 by Banc Fund V L.P., Banc Fund VI, L.P. and Banc Fund VII, L.P., jointly. According to this Schedule 13G/A, as of December 31, 2005, Banc Fund V L.P. has sole voting and sole investment power with respect to 222,950 of these shares, Banc Fund VI, L.P. has sole voting and sole investment power with respect to 126,300 of these shares, and Banc Fund VII, L.P. has no voting or investment power with respect to any of these shares.

(4)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on January 31, 2006 by Goldman Sachs Asset Management, L.P. (“Goldman”). According to this Amendment No. 1, as of December 31, 2005, Goldman has sole voting power with respect to 227,753 of these shares and sole investment power with respect to all of these shares.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2005 by Wellington Management Company, LLP (“Wellington”). According to this Schedule 13G, as of December 31, 2004, Wellington has shared voting power with respect to 211,300 of these shares and shared investment power with respect to all 289,600 of these shares.

     The following table shows as of April 14, 2006, the beneficial ownership of Bankshares’ common stock of each director, director nominee, certain executive officers and of all directors, director nominees and executive officers of Bankshares as a group.
Amount and Nature of Beneficial Ownership

Name of		Options Exercisable by	Percent
Beneficial Owner	Shares (1)	June 13, 2006	of Class (2)
Thomas P. Danaher (3)	46,000	32,275	1.62%

William M. Drohan (4)	22,603	24,275	0.97%

Frank H. Grace, III	5,000	50,075	1.13%

Lawrence N. Grant (5)	42,320	32,275	1.54%

Paul M. Harbolick, Jr.	2,875	59,850	1.29%

Harvey E. Johnson, Jr. (6)	38,775	32,275	1.47%

John B. McKenney, III	8,500	15,000	0.48%

Serina Moy (7)	40,600	32,275	1.50%

Craig W. Sacknoff (8)	19,325	58,850	1.61%

George S. Webb (9)	256,264	32,275	5.96%

Robert G. Weyers (10)	60,000	32,275	1.91%

Thomas A. Young, Jr. (11)	18,260	94,200	2.28%

All directors & executive officers as a group (13) (12)	624,642	495,900	21.10%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Except as otherwise indicated, each director, director nominee, or executive officer has sole voting and investment power with respect to the shares shown.

(2)	The ownership percentage of each individual is calculated based on the total of 4,811,050 shares of common stock that were outstanding as of April 14, 2006, plus the number of shares that can be issued to the individual within sixty days of April 14, 2006 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)	Chairman Emeritus. Includes 42,750 shares Mr. Danaher holds jointly with his spouse.

(4)	Includes 765 shares held by Mr. Drohan’s spouse.

(5)	Includes 5,625 shares Mr. Grant holds jointly with his spouse; 7,661 shares held by Mr. Grant’s spouse; 642 shares held by the Grant Revocable Family Trust with respect to which Mr. Grant has shared voting and shared investment power; and 1,125 shares held by Independent Insurance Center, Inc. with respect to which Mr. Grant has shared voting and shared investment power.

(6)	Includes 11,250 shares held by a Profit Sharing Plan & Trust with respect to which Mr. Johnson has shared voting and shared investment power.

(7)	Includes 10,395 shares Ms. Moy holds jointly with her spouse and 740 shares held as custodian on behalf of or by Ms. Moy’s children.

(8)	Includes 1,000 shares Mr. Sacknoff holds jointly with his spouse, 50 shares held jointly with Mr. Sacknoff’s children and 25 shares held as custodian for Mr. Sacknoff’s son.

(9)	Includes 29,927 shares held by Mr. Webb’s spouse; and 22,500 shares held by Laurkel Investment Partners LP with respect to which Mr. Webb has shared voting and shared investment power.

(10)	Includes 58,875 shares Mr. Weyers holds jointly with his spouse.

(11)	Includes 150 shares Mr. Young holds jointly with his spouse.

(12)	In addition to the executive officers named in the Summary Compensation Table, the beneficial ownership shown for executive officers of Bankshares reflects 64,120 shares beneficially owned by Thomas Patrick Danaher, President of Alliance Insurance Agency, Inc.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and any 10% beneficial owners of Bankshares’ common stock to file reports concerning their ownership of and transactions in Bankshares’ common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to Bankshares, Bankshares believes that its directors and officers complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 with respect to 2005, with the following exception: Thomas A. Young, Jr. filed a Form 4 in February 2005 that reported three acquisitions two days late. In addition, Harvey E. Johnson, Jr. filed a Form 5 in February 2006 that reported late one gift made in 2003 and two gifts made in 2004.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Bankshares’ Board currently consists of seven directors and is divided into three classes (A, B and C) of directors, with each class serving a three-year term. Thomas P. Danaher retired from active service on the Board on January 26, 2006, and no longer votes as a director but serves as Chairman Emeritus and receives a monthly fee for Board meeting attendance. The term of office for Class A directors will expire at the Annual Meeting. The two persons named below, each of whom currently serves as a Class A director of Bankshares, will be nominated to serve as Class A directors. If elected, the Class A nominees will serve until the 2009 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.
     Certain information concerning the nominees for election at the Annual Meeting as Class A directors is set forth below, as well as certain information about the Class B and C directors, who will continue in office until the 2007 and 2008 Annual Meetings of Shareholders, respectively.

Nominees for Election of Directors

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
Class A Directors (To Serve Until the 2009 Annual Meeting)

Harvey E. Johnson, Jr. (68)	1996	Mr. Johnson is a resident of Arlington, Virginia, is a certified public accountant and has been in public accounting for 37 years. He currently owns his own CPA practice in Arlington, Virginia. Mr. Johnson is chairman of the board of directors and is co-chair of the audit committee.

Robert G. Weyers (70)	1996	Mr. Weyers is the former owner and former President of KBR Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area, which he sold in 2003. He chairs the compensation committee. Mr. Weyers resides in Fairfax Station, Virginia.
Directors Continuing in Office

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
Class B Directors (Serving Until the 2007 Annual Meeting)

William M. Drohan (50)	1997	Mr. Drohan is a resident of Great Falls, Virginia, and is the President of the Drohan Management Group, an association management and consulting firm. He chairs the ALCO committee. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He serves on the board of directors of the American Society of Association Executives Association Management Company Section and is a member of the Greater Washington Society of Association Executives and the Reston Chamber of Commerce. Mr. Drohan holds BS and MBA degrees.

George S. Webb (63)	1997	Mr. Webb is a resident of Fairfax, Virginia and is the owner and President of the Airston Group, a home building company dedicated to construction of quality homes and personal attention to their homeowners in Fairfax and Prince William Counties and the City of Alexandria. He chairs the loan committee. The Airston Group, which Mr. Webb started in 1976, has won several awards for quality, design and innovation. Mr. Webb is very active in Northern Virginia real estate and is a member of the Northern Virginia Building Association and the National Association of Home Builders.

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years
Class C Directors (Serving Until the 2008 Annual Meeting)

Lawrence N. Grant, CLUR, CPCU (66)	1996	Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

		Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and is the Vice-President of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia.

Serina Moy (49)	1997	Ms. Moy is a resident of Silver Spring, Maryland and is a principal in Moy, Cheung & Company, a local accounting firm. She became an NTPI Master in Taxation in 2002. Ms. Moy is co-chair of the audit committee. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA, a member of the AICPA and CAEA Task Force and was an advisor to the Federal Government Single Web Site on the Internet. Ms. Moy serves as advisory counsel for a number of Chinese trade and non-profit organizations in the United States.

Thomas A. Young, Jr. (54)	2002	Mr. Young was named President and CEO of Alliance Bank in December 2000. He became President and CEO of Alliance Bankshares when it was formed in May 2002. Mr. Young is an active member of several board committees. Mr. Young’s initial role with Alliance Bank was as a Senior Vice President and Lender starting in August 1998. He served as Senior Credit Officer from 1999 to 2000, and served as interim President beginning October 2000. Prior to joining Alliance Bank, Mr. Young worked at First Union after its acquisition of Signet Bank in November 1997. From October 1983 to November 1997, he served as a Vice President/Commercial Lender for Signet Bank. Mr. Young currently serves as a director for Columbia Equity Trust, Inc. (“COE”), a real estate investment trust. Mr. Young has over 33 years of experience in banking and currently resides in Haymarket, Virginia.

(1)	Refers to the year in which the director was first elected to the Board of Directors of Alliance Bank Corporation (a predecessor corporation to Bankshares).
     The Board of Directors is not aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director; nor is the Board of Directors aware of any family relationship between any director, executive officer or person nominated by Bankshares to become a director, except that Thomas P. Danaher, who now serves as Chairman Emeritus, is the father of Thomas Patrick Danaher, the President of Alliance Insurance Agency, Inc. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES TO SERVE AS CLASS A DIRECTORS.
Meetings and Committees of the Board of Directors
     The Board of Directors is comprised of a majority of “independent” directors, as defined by the listing standards of the NASDAQ Stock Market (“Nasdaq”) as currently in effect and applicable to Bankshares. Independent directors do not receive consulting, legal or other fees from Bankshares, Alliance Bank Corporation (the “Bank”), Alliance Home Funding, LLC (“AHF”) or Alliance Insurance Agency, Inc. (“Alliance Insurance”), other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to Bankshares, the Bank, AHF or Alliance Insurance, the Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Bankshares, the Bank, AHF or Alliance Insurance that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. All Directors are independent with the exception of Messrs. Young and Grant.
     During 2005, the Board of Directors held twelve meetings. Each director attended at least 75% of all meetings of the Boards and committees on which he or she served, with the exception of Mr. Danaher. All Board members attended the 2005 Annual Shareholders Meeting, with the exception of Mr. Danaher and Mr. Grant.
     Bankshares has not adopted a formal policy on board members’ attendance at the annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so.
     The Board of Directors has standing Audit, Compensation and Nominating Committees. Each of these committees operates pursuant to a written committee charter that has been adopted by the Board and is reviewed annually by the committee for changes to recommend to the Board for approval.
     Audit Committee. Members of the Audit Committee are Messrs. Johnson, Drohan and Ms. Moy. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the Nasdaq listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Johnson, Co-Chairman of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
     The Audit Committee assists the board in its oversight duties with respect to financial reporting, internal controls, the internal and external audit functions and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Bankshares’ independent accountants. The committee also reviews on a regular basis the work of Bankshares’ internal audit program. The Audit Committee met three times during 2005. See Report of the Audit Committee on page 19.
     Compensation Committee. Members of the Compensation Committee are Messrs. Johnson, Webb, Weyers and Ms. Moy, each of whom is independent under the Nasdaq listing standards. The Compensation Committee recommends the level of compensation of each officer of Bankshares, the Bank and AHF, the granting of stock options, employment agreements and other employee remuneration plans for approval by the Board of Directors. The Compensation Committee met twice during 2005.
     Nominating Committee. Members of the Nominating Committee are Messrs. Johnson, Drohan, Webb, Weyers, and Ms. Moy, each of whom is independent under the Nasdaq listing standards. The Nominating Committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Nominating Committee charter is attached to this proxy statement as Appendix A. The Nominating Committee did not meet during 2005.
     Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nomination determinations, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Bankshares, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.
     Although the Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Secretary of Bankshares at Bankshares’ principal office in Chantilly, Virginia; and must be received by December 1, 2006 in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the committee.
     In addition, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as director(s) at an annual meeting if the nomination is made in writing and complies with the requirements of the Securities and Exchange Commission’s rules and regulations. In order to be valid, a shareholder nomination must set forth (1) the name and address, as they appear on Bankshares’ books, of the shareholder nominating the candidate; (2) the number of shares of Bankshares’ common stock beneficially owned by the shareholder; (3) the name, age, business address, and residence address of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of Bankshares’ common stock beneficially owned by the nominee, if any; (6) a description of all arrangements or understandings between the shareholder and the nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or reelection as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any such shareholder nominations must be received by the Secretary at Bankshares’ principal office in Chantilly, Virginia on or before March 28, 2007.
Code of Ethics
     Bankshares’ Board of Directors has adopted a Code of Ethics that applies to all directors, executive officers and employees of Bankshares, the Bank, AHF and Alliance Insurance Agency, Inc. A copy of the Code of Ethics will be provided, free of charge, upon written request made to the Corporate Secretary, Alliance Bankshares Corporation, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151. The Code of Ethics is also posted on Bankshares’ website at www.alliancebankva.com on the home page section of the website.
Shareholder Communications with the Board of Directors
     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151. Correspondence directed to an individual Board member will be referred if appropriate to that member. Correspondence not directed to a particular Board member will be referred if appropriate to the Chairman of the Board.
Director Compensation
     For 2005, each non-employee director received an annual retainer of $7,500 and a monthly fee of $1,000 as compensation for the monthly board meetings and participation in the various committee meetings. The Chairman of the Board of Directors also received an additional annual retainer of $9,000, the Co-Chairmen of the Audit Committee each received an additional annual retainer of $1,250, and the Chairman of the Loan Committee and Chairman of the ALCO Committee each received an additional annual retainer of $2,500.
     For 2006, each non-employee director receives an annual retainer of $9,000 and a monthly fee of $1,000 as compensation for the monthly board meetings and participation in the various committee meetings. The Chairman of the Board of Directors also receives an additional annual retainer of $9,000, the Co-Chairmen of the Audit Committee each receive an additional annual retainer of $1,750, and the Chairman of the Loan Committee, Chairman of the ALCO Committee and Chairman of the Compensation Committee each receive an additional annual retainer of $3,000. The Chairman Emeritus does not receive an annual retainer but receives a monthly fee of $250 as compensation for the monthly board meetings.

     Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to Bankshares’ Stock Option Plan, in the discretion of the Compensation Committee. On December 30, 2005, each non-employee director received a non-qualified option to purchase 5,000 common shares at $16.10 per share, which was the fair market value of the common stock on December 30, 2005. The options vest 15% on December 30, 2006; 20% on December 30, 2007; 25% on December 30, 2008 and 40% on December 30, 2009.
Executive Officers
     Certain information concerning executive officers of Bankshares who are not directors is set forth below. Information with respect to Mr. Young is provided on page 7.
     Paul M. Harbolick, Jr., CPA (46), is the Executive Vice President and Chief Financial Officer. Mr. Harbolick has 24 years of financial management experience. He served as Senior Vice President and Chief Financial Officer of Alliance Bank from October 1999, and of Alliance Bankshares since it was formed in May 2003, until September 2003, when he became Executive Vice President and Chief Financial Officer of both companies. He served as an Accounting Manager for Freddie Mac from March 1997 to October 1999. He was a Vice President with George Mason Bank from 1995 to 1997. Mr. Harbolick currently serves on the Board of Directors of Loudoun Healthcare, Inc.
     Frank H. Grace, III (47), is a Senior Vice President and President of Alliance Home Funding, LLC. He oversees the Private Client Services offered by Alliance Bank and the sales and marketing activities for Alliance Home Funding. Mr. Grace joined Alliance Bank in December 1999 to oversee the bank’s wealth management program. He has served as Senior Vice President of Alliance Bank since December 1999 and of Alliance Bankshares since it was formed in May 2003. He was appointed President of Alliance Home Funding in February 2005. Mr. Grace has over 26 years of banking experience. Prior to joining Alliance, he spent 15 years with Wachovia Corporation and its predecessor organizations as a Vice President and Principal working in wealth management, cash management and retail programs. Mr. Grace is licensed under a Series 24, 63, 66 and 7 arrangement to offer securities and brokerage advice to customers under a dual employment agreement with Linsco Private Ledger. He serves as a trustee of the Fairfax County Uniformed Retirement Board. In addition, he is active in a number of civic and nonprofit organizations in the Washington, D.C. area.
     Craig W. Sacknoff (55), is a Senior Vice President in charge of Residential Real Estate Finance. He has worked for Alliance Bank since July 1998. He became a Senior Vice President of Alliance Bank when it opened in November 1998 and of Alliance Bankshares when it was formed in May 2003. Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 34 years of experience in banking including commercial, real estate, construction, mortgage and retail positions. Mr. Sacknoff resides in Fairfax, Virginia.
     John B. McKenney, III (52), is a Senior Vice President and Chief Credit Officer. He joined Alliance Bank in February 2004. Previously, Mr. McKenney served as Executive Vice President and officer in charge of the Specialized Corporate Banking Division at Signet Bank in Virginia. Mr. McKenney also served as President and CEO of Signet Bank for the DC regional area. In addition, he is active in a number of nonprofit organizations and serves as an advisory board member. Mr. McKenney has over 26 years of corporate banking experience. Mr. McKenney resides in Fairfax, Virginia.
     Thomas Patrick Danaher (47), is the President of Alliance Insurance Agency. Mr. Danaher was President and owner of Danaher Insurance Agency prior to its acquisition by Alliance in November 2005. The insurance agency has served the needs of clients in the Metropolitan Washington area since 1963. Mr. Danaher is active in a number of organizations benefiting the needs of children. He has over 25 years of insurance experience and resides in Alexandria, Virginia.

Interest of Management in Certain Transactions
     Alliance Bank grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2005 and 2004 was approximately $397,000 and $674,000, respectively. During 2005, new loans and line of credit advances to such related parties amounted to $381,000 in the aggregate and payments amounted to $658,000 in the aggregate.
     Alliance Bank also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2005 and 2004 amounted to $4.9 million and $4.3 million, respectively.
     On November 17, 2005, Alliance Bank acquired the Danaher Insurance Agency in Annandale, Virginia from Thomas Patrick Danaher (“Mr. Danaher”), the son of Danaher Insurance Agency founder and Alliance Bankshares director and former Chairman of the Board (now Chairman Emeritus) Thomas P. Danaher. Pursuant to a Stock Purchase Agreement dated October 6, 2005, Alliance Bank paid Mr. Danaher $2,975,000 in cash (including escrows) in exchange for all of the issued and outstanding capital stock of Danaher Insurance. Under the Stock Purchase Agreement, Alliance Bank may pay up to an additional $225,000 to Mr. Danaher depending on the insurance operation’s earnings in calendar 2006 and 2007. As a result of the acquisition, Danaher Insurance has been renamed Alliance Insurance Agency, Inc. and is now a wholly-owned subsidiary of Alliance Bank, and Mr. Danaher, who was the president of Danaher Insurance has entered into an employment agreement with Alliance Insurance, dated as of November 15, 2005, pursuant to which he serves as President of Alliance Insurance.
     Bankshares has routine corporate insurance policies placed through Independent Insurance Center, Inc. owned by director Lawrence N. Grant. In 2005, Bankshares paid insurance premiums in the amount of $103,070 to Independent Insurance Center, Inc.
EXECUTIVE COMPENSATION
     The following table shows the cash and non-cash compensation paid to Mr. Thomas A. Young, Jr., our President and Chief Executive Officer, and to our next four most highly compensated executive officers for 2005, 2004 and 2003.
Summary Compensation Table

				Long-term
				Compensation
	Annual Compensation (1)			Awards
				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options (#) (2)	Compensation (3)
Thomas A Young, Jr.	2005	$225,468	$150,000	12,000	$7,311
President and CEO	2004	$196,327	$60,000	36,000	$6,529
	2003	$175,881	$143,000	34,500	$5,128

Paul M. Harbolick, Jr.	2005	$155,938	$90,000	8,000	$3,885
Executive Vice President and	2004	$127,097	$30,000	24,000	$3,374
Chief Financial Officer	2003	$112,740	$70,000	17,250	$3,469

Frank H. Grace, III	2005	$165,795	$146,000	4,000	$5,013
Senior Vice President and	2004	$146,863	$106,000	18,500	$4,072
President, Alliance Home	2003	$133,331	$60,000	20,250	$4,000
Funding, LLC

				Long-term
				Compensation
	Annual Compensation (1)			Awards
				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options (#) (2)	Compensation (3)
Craig W. Sacknoff	2005	$128,763	$35,000	4,000	$4,024
Senior Vice President	2004	$117,036	$30,000	18,500	$3,338
	2003	$115,865	$50,000	17,250	$3,476

John B. McKenney, III (4)	2005	$116,828	$45,000	11,500	—
Senior Vice President and	2004	$82,413	$20,000	10,000	—
Chief Credit Officer

(1)	Certain individuals also receive automobile allowances and other perquisites. For each executive officer named above, the value of these items did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year reported.

(2)	All share amounts have been adjusted to reflect the three-for-two stock split in the form of a stock dividend paid on September 29, 2003.

(3)	“All Other Compensation” consists entirely of matching contributions made under Alliance Bank’s 401(k) plan for Messrs. Harbolick, Grace, Sacknoff and McKenney. For Mr. Young, “All Other Compensation” for 2005 consists of $4,203 in matching contributions under the 401(k) plan and $3,108 for supplemental insurance.

(4)	Mr. McKenney joined the Bank in February 2004.
Option Grants in Last Fiscal Year
     The following table shows all grants of options to Messrs. Young, Harbolick, Grace, Sacknoff and McKenney during 2005:

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
	Number of	% of Total Options	Exercise		Price Appreciation
	Securities	Granted to	or Base		for Option Term
	Underlying Options	Employees	Price	Expiration	5%	10%
Name	Granted (#) (1)	in Fiscal Year	($/Sh)	Date	($)	($)
Thomas A. Young, Jr.	12,000	10.4%	$16.10	12/29/15	$121,560	$136,488

Paul M. Harbolick, Jr.	8,000	6.9%	$16.10	12/29/15	$81,040	$90,992

Frank H. Grace, III	4,000	3.5%	$16.10	12/29/15	$40,520	$45,496

Craig W. Sacknoff	4,000	3.5%	$16.10	12/29/15	$40,520	$45,496

John B. McKenney, III	6,500	5.6%	$16.10	12/29/15	$65,845	$73,931

	5,000	4.3%	$15.03	01/04/15	$113,400	$127,417

(1)	All option grants vest on the following schedule: 15% one year from the date of grant; additional 20% two years from the date of grant; additional 25% three years from the date of grant; and the remaining 40% four years from the date of grant.

Aggregated Option Exercises in last Fiscal Year and Fiscal Year-End Option Values
     No stock options were exercised by Messrs. Young, Harbolick, Grace, Sacknoff or McKenney during 2005. The following table shows certain information with respect to the number and value of unexercised options at December 31, 2005 for these executive officers:

	Number of Securities Underlying	Value of Unexercised
	Unexercised Options at	In-the-Money Options
	December 31, 2005 (1)	at December 31, 2005 (2)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Thomas A. Young, Jr.	85,575 / 34,425	$485,232 / $120,588

Paul M. Harbolick, Jr.	55,538 / 19,212	$316,690 / $ 60,290

Craig W. Sacknoff	54,538 / 15,212	$372,670 / $ 60,290

Frank H. Grace, III	45,763 / 17,612	$234,109 / $ 82,226

John B. McKenney, III	15,000 / 6,500	$4,900 / $ —

(1)	All share and price per share amounts have been adjusted to reflect the three-for-two stock split in the form of a stock dividend paid on September 29, 2003.

(2)	Value represents the difference between the fair market value and the exercise price for the unexercised options at December 31, 2005.
Employment and Change in Control Agreements
     The company has employment agreements with senior executives of Bankshares and the Bank. The following is a summary of the key provisions of those agreements.
     Thomas A. Young, Jr., President & CEO of Alliance Bankshares and Alliance Bank, is employed under a three-year employment agreement effective March 1, 2003 and currently in effect until March 1, 2007. The agreement provides for an automatic one-year renewal at March 1, 2006 and each subsequent March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Young’s current annual base salary is $275,000. Mr. Young is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Young for reasonable and customary business expenses incurred by him and will lease a car for Mr. Young with a lease payment of up to $983 per month (as subsequently increased by the Board). If Mr. Young’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Young for good reason (as defined in the agreement), Mr. Young will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If Mr. Young’s employment is terminated by the company other than for cause or is terminated by Mr. Young for good reason within one year after a change in control (as defined in the agreement), Mr. Young will receive up to 2.99 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change in control (with compensation for any partial year of employment annualized), limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code. If Mr. Young’s employment were terminated in 2006, following a change in control occurring in 2006, his change in control payment would be approximately $672,490. Additionally, Mr. Young is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.
     Paul M. Harbolick, Jr., Executive Vice President & CFO of Alliance Bankshares and Alliance Bank, is employed under a one-year employment agreement, originally effective March 1, 2003 and currently in effect until March 1, 2007. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Harbolick’s current annual base salary is $180,000. Mr. Harbolick is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Harbolick for reasonable and customary business expenses incurred by him and will provide a country club allowance for Mr. Harbolick of up to $440 per month (as subsequently increased by the Board). If Mr. Harbolick’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Harbolick for good reason (as defined in the agreement), Mr. Harbolick will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If Mr. Harbolick’s employment is terminated by the company other than for cause or is terminated by Mr. Harbolick for good reason within one year after a change in control (as defined in the agreement), Mr. Harbolick will receive two years’ pay based on his then current base salary and the average of his last three years’ bonuses. If Mr. Harbolick’s employment were terminated in 2006, following a change in control, his change in control payment would be approximately $493,333. Additionally, Mr. Harbolick is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.
     Craig W. Sacknoff, Senior Vice President of Alliance Bankshares and Alliance Bank, is employed under a one-year employment agreement, originally effective March 1, 2003 and currently in effect until March 1, 2007. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Sacknoff’s current annual base salary is $144,305. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Sacknoff for reasonable and customary business expenses incurred by him and will lease a car for Mr. Sacknoff with a lease payment of up to $626 per month (as subsequently increased by the Board). If Mr. Sacknoff’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Sacknoff for good reason (as defined in the agreement), Mr. Sacknoff will be entitled to continue receiving his then current salary for the greater of the remainder of his contract term or twelve months. If Mr. Sacknoff’s employment is terminated by the company other than for cause or is terminated by Mr. Sacknoff for good reason within one year after a change in control (as defined in the agreement), Mr. Sacknoff will receive eighteen months pay based on his then current base salary. If Mr. Sacknoff’s employment were terminated in 2006, following a change in control, his payment would be approximately $216,458. Additionally, Mr. Sacknoff is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.
     Frank H. Grace, III, Senior Vice President of Alliance Bankshares and Alliance Bank and President of Alliance Home Funding, is employed under a one-year employment agreement, originally effective January 13, 2004 and currently in effect until March 1, 2007. The agreement provides for an annual automatic one year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Grace’s current annual base salary is $184,450. Mr. Grace is eligible for the usual and customary employee benefits from the company including life and disability insurance. The agreement further provides for a company loan to Mr. Grace for the purchase of a private club membership for use for business purposes. The loan, which was made on February 27, 2004, in the amount of $ 95,000, bears interest at a variable rate of WSJ Prime + 1%, and must be repaid in five years or less. The agreement provides for certain automatic loan repayments to be made from future bonus awards received by Mr. Grace, with the company to provide a matching repayment in certain circumstances. If Mr. Grace should resign his employment while any portion of the loan remains outstanding, he remains responsible for repayment of the remaining balance. The company also agreed to purchase at its expense a five-year term life insurance policy, with a declining balance as appropriate, in the name of the employee and with the company as beneficiary, to secure repayment of the loan in the event of the employee’s death. In addition, the agreement provides that the company will reimburse Mr. Grace for reasonable and customary business expenses incurred by him, including

(as subsequently changed by the Board) a lease payment of up to $786 per month, as well as payment of monthly club dues. If Mr. Grace’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Grace for good reason (as defined in the agreement), Mr. Grace will be entitled to continue receiving his then current salary for the greater of the remainder of his contract term or twelve months. If Mr. Grace’s employment is terminated by the company other than for cause or is terminated by Mr. Grace for good reason within one year after a change in control (as defined in the agreement), Mr. Grace will receive eighteen months pay based on his then current base salary. Also, in such an event the company agrees to pay to Mr. Grace an additional severance payment equal to one-half the then outstanding loan balance. If Mr. Grace’s employment were terminated in 2006, following a change in control, his payment would be approximately $276,675. Additionally, Mr. Grace is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The Compensation Committee (the “Committee”), which is composed of the independent directors of Bankshares listed below (who are also independent directors of the Bank), recommends to Bankshares’ Board of Directors the annual salary levels and any bonuses to be paid to the Chief Executive Officer and other executive officers of Bankshares and recommends to the Bank’s Board the annual salary levels and any bonuses to be paid to the other key Bank officers. The Committee also makes recommendations to Bankshares’ Board regarding the issuance of stock options and other compensation related matters.
     During 2005, Bankshares’ only executive officers were the senior management team, consisting of the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, President of AHF, Senior Vice President and Chief Credit Officer, the Senior Vice President in charge of Residential Real Estate Finance, and beginning in November 2005 the President of Alliance Insurance. During 2005, the senior management team served in the same capacities for the Bank. These officers were compensated for services rendered by them to the Bank, but not for services rendered by them to Bankshares. The 2005 compensation of the President of Alliance Insurance was determined solely by the terms of his employment agreement with the Bank.
Principal Objective
     The principal objective of Bankshares’ executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage Bankshares in a manner that will promote its growth and profitability and advance the interest of Bankshares’ shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving the organization’s goals and objectives, both financial and non-financial, and in helping to build value for Bankshares’ shareholders. Based on its evaluation of these factors, the Committee believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.
Compensation Elements
     As detailed below, the principal elements of Bankshares’ executive compensation program include annual base salary, short-term incentive compensation and long-term equity incentive compensation. In addition, key aspects of the executive compensation packages are compared to peer bank compensation levels.
     In determining the total compensation package for the President and Chief Executive Officer for 2005, the Committee evaluated the performance of the President and Chief Executive Officer based on the financial performance of Bankshares and the Bank, achievements in implementing long-term strategy, and the personal observations of the President and Chief Executive Officer’s performance by the members of the Committee. No particular weight was given to any one aspect of the President and Chief Executive Officer’s performance.

     In determining the total compensation package for 2005 for the senior management team excluding the President and Chief Executive Officer, the Committee evaluated their performance based on the advice of the President and Chief Executive Officer, financial performance of Bankshares, achievements in implementing long-term strategy and personal observations of the respective executives’ performance by members of the Committee.
     In the case of the President and Chief Executive Officer and the other members of the senior management team, for determining 2005 annual base salary, performance during 2004 and early 2005 was measured, and for determining 2005 short-term incentive and long-term equity incentive awards, performance during 2005 was measured.
Annual Base Salary
     In considering compensation for the senior management team, the Committee relied on a review of compensation paid by Bankshares’ publicly-traded peer companies in its market area compiled by management and an evaluation of the officers’ levels of responsibility and performance.
     Based on the compensation comparison, the individual performance evaluations and the factors discussed above, the Committee established annual base salaries for the senior management team for 2005. With respect to the Chief Executive Officer’s base salary, consistent with the Committee’s review of the factors discussed above, this process resulted in an increase of base salary to $240,000 for 2005.
Short-Term Incentive Compensation
     In determining short-term incentive compensation for the senior management team for 2005, the Committee evaluated the 2005 performance of the President and Chief Executive Officer and the other members of the senior management team based on the financial performance of Bankshares and the Bank, achievements in implementing long-term strategy, and the personal observations of the executive officer’s performance by the members of the Committee. No particular weight was given to any one aspect of performance. For 2005, based on the Committee’s overall positive evaluation of the President and Chief Executive Officer’s performance with respect to the above factors, the short-term incentive compensation awarded to the President and Chief Executive Officer was $150,000.
Long-Term Incentive Compensation
     Bankshares adopted a Stock Option Plan effective March 24, 1999. The plan was restated on March 25, 2003 and further amended April 27, 2005, and makes available up to 994,500 shares of common stock for awards to key employees and directors of Bankshares and its subsidiaries in the form of stock options. The purpose of the Stock Option Plan is to promote the success of Bankshares and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interests with the long term financial success of Bankshares and with growth in shareholder value. The Stock Option Plan is designed to provide flexibility to Bankshares in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
     Each year, the Committee considers the desirability of granting long-term incentive awards under the Stock Option Plan. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interest of management with shareholder value.
     The Committee determined long-term equity compensation awards based on an evaluation of the same factors that it evaluated in determining short-term incentive awards. No particular weight was given to any one aspect of performance. Based on the Committee’s overall positive evaluation of the senior management team’s performance with respect to the above factors, the Committee awarded incentive stock options to all of the senior management team in 2005. In recognition of his performance, the President and Chief Executive Officer received a stock option grant for 12,000 shares in 2005.

U.S. Income Tax Limits on Deductibility
     The Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code that was enacted in 1993. Under this provision, beginning in 1994 a publicly-held corporation is not permitted to deduct compensation in excess of $1 million per year paid to the Chief Executive Officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee noted that Bankshares does not currently face the loss of this deduction for compensation. The Committee nevertheless determined that, in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to preserve Bankshares’ tax deductions for executive compensation unless this goal conflicts with the principal objectives of Bankshares’ compensation program.
Summary
     Based on a review of 2005 compensation, the Committee found the total compensation of the President and Chief Executive Officer and the other members of the senior management team to be reasonable when compared to compensation paid by peer financial institutions in Bankshares’ general geographic location. The Committee also found the relative difference between President and Chief Executive Officer Compensation and other senior management team members’ compensation to be appropriate.
Compensation Committee
Robert G. Weyers, Committee Chairman
Harvey E. Johnson, Jr.
Serina Moy
George S. Webb
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has served as an officer or employee of Bankshares or any of its affiliates.
     During 2005 and up to the present time, there were transactions between the Bank and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and Bankshares’ Board, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.
Securities Authorized for Issuance Under Equity Compensation Plans
     The following table sets forth information as of December 31, 2005 about the shares that may be issued under all of our existing equity compensation plans.

Equity Compensation Plan Information
Number of securities
remaining available
	Number of	Weighted-	for future
	securities to be	average exercise	issuance under equity
	issued upon exercise	price of	compensation plans
	of outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities reflected
Plan category	and rights (a)	and rights (b)	in column (a)) (c)
Equity compensation plans approved by security holders (1)	749,787	$7.10	66,251

Equity compensation plans not approved by security holders	—	—	—

Total	749,787	$7.10	66,251

(1)	All shares relate to the Alliance Bankshares Corporation Stock Option Plan, as amended effective June 22, 2005.
PERFORMANCE GRAPH
     The following graph compares the yearly cumulative total return to shareholders of Bankshares’ common stock over the period from the initial public offering date of December 4, 2001 and ending on December 31, 2005 to the returns of the NASDAQ Composite Index, the SNL $500M-$1B Bank Index and the SNL Bank Index. This presentation assumes that $100 was invested in shares of Bankshares and the three indices on December 4, 2001, and that dividends were immediately reinvested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals from (except for 2001) December 4, 2001 through December 31, 2005.
     The NASDAQ Composite Index is, in the opinion of management, a broad market index that includes more stocks with market capitalization similar to that of Bankshares than the Standard and Poor’s 500 Stock Index.
     The SNL $500M-$1B Bank Index and the SNL Bank Index are, in the opinion of management, more relevant standards by which community bank holding companies should measure their own performance because these indices are comprised of companies that are closer in size and style of doing business. Furthermore, these indices more closely reflect the actual trading patterns of community bank stocks.
     There can be no assurance that Bankshares’ stock performance in the future will continue with the same or similar trends depicted in the following graph.

Alliance Bankshares Corp.

	Period Ending
Index	12/04/01	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Alliance Bankshares Corp.	100.00	106.67	140.80	381.20	311.00	320.20
NASDAQ Composite	100.00	99.38	68.34	103.05	112.46	114.91
SNL $500M-$1B Bank Index	100.00	101.61	129.73	187.06	211.98	221.07
SNL Bank Index	100.00	103.21	94.63	127.66	143.05	145.00
Source : SNL Financial LC, Charlottesville, VA
© 2006

*	The above graph is as of the initial stock trade date of December 4, 2001, and every year-end after.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors consists entirely of directors who meet the independence requirements of the listing standards of Nasdaq and SEC regulations applicable to audit committee members.
     The Audit Committee assists the Board in overseeing and monitoring the integrity of Bankshares’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Board, with the recommendation of the Audit Committee, amended the charter in 2004 to reflect the relevant provisions of the Sarbanes-Oxley Act and related Nasdaq rules. A copy of the Audit Committee Charter was attached to Bankshares’ 2004 proxy statement as Appendix A.
     The Audit Committee is responsible for overseeing Bankshares’ overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2005, the Audit Committee:
•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2005 with management and Yount, Hyde & Barbour, P.C. (“YHB”), Bankshares’ independent accountants;

•	Discussed with management and YHB the adequacy of Bankshares’ system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including YHB’s judgments about the quality, not just the acceptability, of Bankshares’ accounting principles and underlying estimates in Bankshares’ consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of Bankshares; and other material written communication between the independent accountants and Bankshares’ management, such as any management letter or schedule of unadjusted differences.; and

•	Received written disclosures and the letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with YHB its independence.
     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.
     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Bankshares’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Bankshares’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Yount, Hyde & Barbour, P.C., the Audit Committee recommended to the Board that the audited financial statements be included in Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Audit Committee
Harvey E. Johnson, Jr., Co-Chairman
Serina Moy, Co-Chairman
William M. Drohan

Principal Accountant Fees and Services
     The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of Bankshares’ consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods. All services reflected in the following table for 2005 and 2004 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

Year Ended December 31,	2005	2004
Audit Fees	$62,207	$74,333

Audit Related Fees (1)	20,941	16,100

Tax Fees (2)	3,150	3,000

All Other Fees	—	—

Total	$86,298	$93,433

(1)	Includes fees related to HUD audit, research and discussions regarding financial accounting reporting standards, Public Funds agreed upon procedures, ACH compliance and investor funding analysis.

(2)	Includes fees for preparation of federal and state income tax returns.
     The Audit Committee has determined that the provision by Yount, Hyde & Barbour, P.C. of the non-audit services referred to above is compatible with the maintenance of that firm’s independence.
Pre-Approval Policies
     Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by Bankshares’ independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Johnson, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. In addition, pre-approved research and consultation fees requested by management may be performed throughout the engagement year not to exceed $5,000.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2006. Yount, Hyde & Barbour, P.C. rendered audit services to Bankshares for the fiscal year ended December 31, 2005. These services consisted primarily of the examination and audit of Bankshares’ financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2007.

     Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS BANKSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
PROPOSAL THREE
APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
TO INCREASE NUMBER OF AUTHORIZED SHARES
General
     Bankshares’ Articles of Incorporation currently authorize the issuance of up to 10,000,000 shares of common stock, $4.00 par value. As of the record date, 4,811,050 shares of common stock were issued and outstanding, and 759,287 shares were subject to currently outstanding stock options, leaving less than 4,429,663 shares available for other uses.
     The Board of Directors is proposing an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 15,000,000. If the shareholders approve this proposal, Section 1, Article III of Bankshares’ Articles of Incorporation will be amended to read as follows:
     Section 1. The Corporation shall have authority to issue fifteen million (15,000,000) shares of common stock, par value $4.00 per share.
Purpose and Effect of the Proposed Amendment
     The Board believes that the current number of authorized shares does not provide Bankshares with adequate flexibility to issue stock in connection with any future acquisitions or for general corporate purposes. In particular, if the Board determines that it would be appropriate to effect a significant acquisition through the exchange of common stock, conduct a stock offering or declare a dividend or split, the current number of unissued authorized shares might not be enough to complete such transaction. Although we cannot guarantee that any future acquisitions, stock offerings, dividends or splits will occur, the Board believes that the proposed increase in the number of authorized shares will provide Bankshares with the flexibility necessary to maintain a reasonable stock price through future stock dividends or splits, or to issue shares in connection with an acquisition or other corporate purpose, without incurring the expense of convening a special shareholders’ meeting or the delay of waiting until the next annual meeting.
     If this proposal is approved, all authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board, including issuances in connection with stock-based benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions. Neither Bankshares nor the Board currently has any arrangements, agreements or understandings with respect to the issuance or use of the additional shares of authorized common stock sought to be approved (other than issuances permitted or required under Bankshares’ stock-based benefit plans or awards made pursuant to those plans). If this proposal is approved, all or any of the shares may be issued without further shareholder action, unless required by law or the rules of the NASDAQ Stock Market.
     Existing shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of common stock that Bankshares may issue in the future. Therefore, future issuances of common stock other than issuances on a pro rata basis to all shareholders would reduce each shareholder’s proportionate interest in Bankshares.

     An increase in the authorized number of shares of common stock could have an anti-takeover effect. If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of Bankshares, thereby making an attempt to acquire control of Bankshares more difficult or expensive. Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of Bankshares, and we are not presenting this proposal with the intent that it be used as an anti-takeover device.
Vote Required to Approve Proposal
     Approval of the amendment to the Articles of Incorporation to increase the number of authorized shares requires the affirmative vote of the holders of more than two-thirds of the shares of common stock entitled to vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO BANKSHARES’ ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.
OTHER BUSINESS
     As of the date of this proxy statement, management of Bankshares has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     If any shareholder intends to present a proposal for consideration at the 2007 Annual Meeting, notice of the proposal must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before March 28, 2007. If any shareholder intends to present a proposal to be considered for inclusion in Bankshares’ proxy materials in connection with the 2007 Annual Meeting, the proposal must be in proper form and must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before January 12, 2007.
     In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Bankshares has not received notice of such proposal by March 28, 2007, in writing delivered to the Secretary.

By Order of the Board of Directors, Paul M. Harbolick, Jr. Executive Vice President, CFO & Secretary
A copy of Bankshares’ Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2005, will be furnished without charge to shareholders upon written request directed to Alliance Bankshares, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151, Attn: Secretary.

After May 12, 2006, please use the following address for communication with the company: Alliance Bankshares, 14200 Park Meadow Drive, Suite 200 South, Chantilly, Virginia 20151, Attn: Secretary.

APPENDIX A
CHARTER OF THE NOMINATING COMMITTEE
OF
THE BOARD OF DIRECTORS
OF
ALLIANCE BANKSHARES CORPORATION
I. Purpose
The Nominating Committee of Alliance Bankshares Corporation (the “Company”) shall provide assistance to the Board of Directors (the “Board”) in fulfilling its responsibilities to the shareholders by identifying individuals qualified to become directors, consistent with criteria approved by Board, and recommending to the Board for selection the candidates for all directorships to be filled by the Board or by the shareholders.
II. Structure and Operations
Composition and Qualifications
The Nominating Committee (the “Committee”) shall consist of at least three members, each of whom must be a member of the Board. All members of the Committee shall satisfy the independence and related requirements of The NASDAQ Stock Market, Inc. (the “NASDAQ”) listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Initial Committee Composition
The initial Committee chairman will be Mr. Harvey E. Johnson, Jr. Ms. Serina Moy, Mr. Robert G. Weyers, Mr. William M. Drohan, Mr. George S. Webb and Mr. Thomas P. Danaher will serve as members of the Committee with the chairman. Mr. Lawrence N. Grant and Mr. Thomas A. Young, Jr., each of whom is not an independent director, may attend Committee meetings and participate in discussions, except as limited by Section III of this Charter.
Appointment and Removal
The members of the Committee shall be designated by the Board annually, and each member shall serve until such member’s successor is duly designated or until such member’s earlier resignation or removal. Any member of the Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.
Unless a Chairperson is designated by the Board, the members of the Committee shall designate a Chairperson by majority vote of the full Committee membership. The Chairperson will chair all sessions of the Committee and set the agendas for Committee meetings.
Delegation to Subcommittees
In fulfilling its responsibilities, the Committee may delegate its responsibilities to a subcommittee of the Committee and, to the extent not expressly reserved to the Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of directors who meet the independence requirements of the NASDAQ listing standards and the rules and regulations of the SEC.
III. Meetings
The Committee shall ordinarily meet at least annually, or more frequently as circumstances dictate. Any member of the Committee may call meetings of the Committee.

Any director of the Company who is not a member of the Committee may attend meetings of the Committee; provided, however, that any director who is not a member of the Committee (i) may not vote on any matter coming before the Committee for a vote and (ii) may not participate in recommending to the Board director nominees. The Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may meet in executive session, as the Committee deems necessary or appropriate.
IV. Responsibilities and Duties
The following functions shall be the common recurring activities of the Committee in carrying out its purpose set forth in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Committee outlined in Section I of this Charter.
To fulfill its responsibilities and duties, the Committee shall:
Board Composition
(1)	Establish criteria for the selection of new directors to serve on the Board.

(2)	Formulate and recommend for adoption by the Board a policy regarding consideration of nominees for election to the Board who are recommended by shareholders of the Company.

(3)	Recommend to the Board procedures for the submission by shareholders of director nominations recommendations, consistent with the policy adopted by the Board.

(4)	Identify individuals believed to be qualified as candidates to serve on the Board (including from among those individuals recommended by shareholders) and recommend that the Board select the candidates for any directorships to be filled by the Board or by the shareholders at an annual or special meeting. In addition, the Committee shall review and make recommendations to the Board with respect to whether members of the Board should stand for re-election.

(5)	Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Committee shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention.

(6)	Review and make recommendations to the Board, as the Committee deems appropriate, regarding the qualifications for Board membership and the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds and always consists of a majority of independent directors in accordance with NASDAQ listing standards.

(7)	Select, retain, terminate and/or replace, as needed, recruiters to assist the Committee in identifying director candidates. In that connection, in the event the Committee retains a recruiter, the Committee shall have the sole authority to approve such recruiter’s fees and other retention terms.

(8)	Select and recommend appointment of directors to any subsidiary organizations.

Reports
(1)	Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairperson or any other member of the Committee designated by the Committee to make such report.

(2)	Maintain minutes and other records of meetings and activities of the Committee, as appropriate under applicable law.
V. Annual Charter Review
The Committee shall perform an evaluation, at least annually, of the performance of the Committee. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or appropriate. The Committee shall conduct such evaluation and reviews in such manner as it deems appropriate.
As adopted by the Board of Directors, July 27, 2005.

☒ Please mark votes as in this example.
FORM OF REVOCABLE PROXY
ALLIANCE BANKSHARES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
June 28, 2006
This Proxy is solicited on behalf of the Board of Directors.
     The undersigned shareholder of Alliance Bankshares Corporation (Bankshares) hereby appoints William M. Drohan and Serina Moy, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of Bankshares standing in the name of the undersigned as of May 5, 2006 at the Annual Meeting of Shareholders to be held Wednesday, June 28, 2006, at 10:00 a.m. at the Tower Club, 8000 Towers Crescent Drive, Vienna, Virginia, or any adjournment thereof, on each of the following matters:
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal One, FOR approval of Proposal Two and FOR approval of Proposal Three. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents in accordance with their best judgment.
PROPOSAL ONE. To elect two Class A directors to serve until the 2009 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.
Class A Nominees:
Harvey E. Johnson, Jr.
Robert G. Weyers

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT
(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.)

PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent accountants for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN

PROPOSAL THREE. To approve an amendment to the Articles of Incorporation to increase the number of authorized shares from 10,000,000 to 15,000,000.

FOR	AGAINST	ABSTAIN
PROPOSAL FOUR. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Please be sure to sign and date this Proxy in the box below.

Signature	Date:	, 2006

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please check this box if you plan to attend the meeting. ☐
Detach above card, sign, date and mail in postage paid envelope provided.
ALLIANCE BANKSHARES CORPORATION
PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.